Exhibit 23.2

INFORMATION CONCERNING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

Caremark Rx, Inc (“Caremark”) dismissed Arthur Andersen LLP (“Andersen”) as its independent auditors, effective April 9, 2002. For additional information, see Caremark’s Current Report on Form 8-K dated April 9, 2002. Andersen was subsequently barred from practicing before the Securities and Exchange Commission and is, therefore, unable to consent to incorporation by reference into Caremark’s registration statements listed below (the “Registration Statements”) of Andersen’s audit report with respect to Caremark’s consolidated financial statements for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits Caremark to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statements, without a written consent from Andersen.

As a result, with respect to transactions in Caremark securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, any person acquiring a security pursuant to such Registration Statement would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.

Registration Statements:

•	Form S-4 333-109519 pertaining to Caremark’s merger with AdvancePCS

•	Form S-8 33-86806 pertaining to the 1993 Stock Option Plan;

•	Form S-8 333-11875 pertaining to MedPartners’ Incentive Compensation Plan;

•	Form S-8 333-11127 pertaining to the 1995 Stock Option Plan;

•	Form S-8 333-05703 pertaining to MedPartners’ Employee Savings Plan;

•	Form S-8 333-14159 pertaining to Caremark’s Employee Savings Plan;

•	Form S-8 333-14163 pertaining to Caremark’s Non-Employee Director Stock Option Plan and Caremark’s Stock Purchase Plan;

•	Form S-8 333-38835 pertaining to MedPartners’ 1997 Long Term Incentive Compensation Plan;

•	Form S-8 333-16863 pertaining to MedPartners’ Employee Stock Purchase Plan;

•	Form S-8 333-17339 pertaining to the resale of common stock by certain selling shareholders;

•	Form S-8 333-30145 pertaining to the MedPartners’ 1994 Non-Employee Director Stock Option Plan and 1994 Incentive Plan;

•	Form S-8 333-42967 pertaining to the Amended and Restated 1995 Stock Option Plan;

•	Form S-8 333-50849 pertaining to MedPartners’ 1997 Long Term Incentive Compensation Plan;

•	Form S-3 333-53761 pertaining to the resale of common stock by certain selling shareholders;

•	Form S-8 333-64371 pertaining to MedPartners’ 1998 Employee Stock Option Plan;

•	Form S-8 333-68709 pertaining to the Non-Qualified Stock Option Agreement Dated August 6, 1998 between MedPartners and Edwin M. Crawford;

•	Form S-8 333-68707 pertaining to MedPartners’ 1998 New Employee Stock Option Plan; and

•	Form S-3 333-90583 pertaining to the offering of Preferred Securities by Caremark Rx Capital Trust I.